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EXHIBIT 8.2

        [Letterhead of Shearman & Sterling]
[Form of Tax Opinion]

                        , 2003

Expedia, Inc.
13810 SE Eastgate Way, Suite 400
Bellevue, WA 98005

Ladies and Gentlemen:

        We are acting as counsel to Expedia, Inc., a Washington corporation (the "Company") in connection with the preparation of the registration statement on Form S-4 (the "Registration Statement") and the related joint proxy and information statement/prospectus (the "Joint Proxy and Information Statement/Prospectus"), with respect to Parent Common Stock to be issued to holders of shares of Company Stock in connection with the proposed merger of Equinox Merger Corp., a Washington corporation ("Merger Sub") and a direct wholly-owned subsidiary of USA Interactive, a Delaware corporation ("Parent"), with and into the Company (the "Merger") pursuant to an Agreement and Plan of Merger dated as of March 18, 2003 among Parent, Merger Sub and the Company. Any defined term used and not defined herein has the meaning given to it in the Merger Agreement or ascribed to it in the Joint Proxy and Information Statement/Prospectus. Parent and the Company are filing the Registration Statement with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act").

        For purposes of the opinion set forth below, we have, with the consent of the Company and Parent, relied upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) and covenants contained in the Merger Agreement and certain other matters. We have also relied upon the accuracy of the Registration Statement and the Joint Proxy and Information Statement/Prospectus.

        Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, it is our opinion that, subject to the limitations set forth therein, the discussion contained in the Joint Proxy and Information Statement/Prospectus under the caption "THE MERGER—Material United States Federal Income Tax Consequences" is an accurate summary of the material United States federal income tax consequences of the Merger to holders of shares of Company Stock under currently applicable law.

        Our opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in United States federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us in the Joint Proxy and Information Statement/Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

                      Very truly yours,

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  EXHIBIT 8.2